EXHIBIT 4.2
ABOUT THE RETIREMENT SAVINGS PLAN

Saving today is an important step towards ensuring a secure future for you and your family members. That's what makes the Retirement Savings Plan a financial plus. In addition to the Base Retirement Plan and Social Security, the Retirement Savings Plan serves as a key source of retirement income. The Retirement Savings Plan provides you with the opportunity to contribute a part of your pay, on a before-tax basis, to your own account. In addition, the Company makes contributions to your account to help you build financial security for your future. The amount you or your beneficiary will receive from the Plan depends on the value of your vested account balance at the time you retire or leave the Company. The value of your account depends on a number of factors such as your investment elections, the Plan's investment experience, and the amount of your contributions and the Company's contributions.

The following information is a summary plan description of the Tupperware Corporation Retirement Savings Plan. It provides an overall view of the major features of the Plan. Any inconsistencies between this summary and the Plan document are governed by the Plan document.

If you have any questions about the Plan, please contact your Tupperware Corporation Benefits representative or a Benefits
Information Line account representative at 1-800-717-7375.
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TABLE OF CONTENTS

Participating in the Plan...................................... 1
     Eligibility............................................... 1
     Enrollment................................................ 1
     Beneficiary Designation................................... 2
     Benefits Information Line................................. 2
Contributing to Your Account................................... 3
     Associate Contributions................................... 3
     Company Match............................................. 3
     Basic Company Contributions............................... 4
     Rollovers................................................. 5
     Suspension of Contributions............................... 5
     Limitations on Contributions.............................. 6
Making Investment Choices...................................... 7
     Investment Decisions...................................... 7
     Investment Options........................................ 7
     Core Investments.......................................... 8
     Fixed Income.............................................. 8
     Large Company Stock....................................... 9
     International Stock....................................... 9
     Small Company Stock.......................................10
 Investment Mixes..............................................10
     How the Mixes Were Created................................10
     Mix A.....................................................10
     Mix B.....................................................11
     Mix C.....................................................11
     Mix D.....................................................12
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TABLE OF CONTENTS

     Company Stock.............................................12
     Tupperware Stock Confidentiality Procedures...............13
Making Investment Elections....................................15
     Contribution Percent......................................15
     Investment of Contributions...............................15
Valuing Accounts...............................................16
Vesting........................................................17
Making Withdrawals From the Plan...............................18
     Hardship Withdrawals......................................18
     After-Tax Withdrawals.....................................20
Taking a Loan From the Plan....................................21
     Eligibility...............................................21
     Interest Rate.............................................21
     Amount You May Borrow.....................................22
     How Long You Have to Repay the Loan.......................22
     What You Need to do to Get a Loan.........................23
     Making Loan Payments......................................23
          Standard Loan Payments...............................24
          Nonstandard Loan Payments............................24
     Prepayments...............................................25
     Default...................................................25
     Other Information.........................................26
          Terminating Your Employment with the Company.........26
     Death.....................................................26
     Impact on Applying for a Hardship Withdrawal..............26
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TABLE OF CONTENTS

Choosing Your Form of Distribution.............................28
     Single Sum Payment........................................28
     Annuity...................................................28
     Installments..............................................29
     Split Distribution........................................29
     Payment of Small Amounts..................................29
     Deferral..................................................29
     Required Distributions....................................30
Applying for Your Benefit......................................31
     Tax Information...........................................31
Special Circumstances..........................................32
     Assignment of Benefits....................................32
     Breaks in Service.........................................32
     Forfeitures...............................................33
     Re-employment.............................................33
     Top-Heavy Provisions......................................34
Administrative Information.....................................35
     Plan Document.............................................35
     Plan Changes or Termination...............................35
General Plan Information.......................................36
Appeals Procedure..............................................38
ERISA Rights...................................................39
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PARTICIPATING IN THE PLAN


Eligibility

     If you are regularly scheduled to work 1,000 hours or more in a calendar year for Tupperware Corporation or one of its subsidiaries ("the Company"), you are eligible to participate in the Plan on the first day of the month coincident with or following the date that is six months after the date you begin working at the Company.


     If you are regularly scheduled to work less than 1,000 hours in a calendar year, you are eligible to participate in the Plan on the first day of the month following the 12-month period in which you are credited with 1,000 hours. This 12-month period is the 12-month period following your hire date or any calendar year thereafter.


     Once you become a participant in the Plan, you will continue to be eligible to participate in the Plan until you cease to be a regular associate.


Enrollment

     Shortly before you become eligible to participate in the Retirement Savings Plan, you will receive an Enrollment Kit in the mail. To enroll in the Plan, you will need to call the Benefits Information Line at 1-800-717-7375. The Benefits Information Line is the automated telephone service which is described in greater detail on page 1. Calling the Benefits Information Line and indicating the amount of your contributions to the Plan through payroll deductions is the first step towards saving for your future.

     If you do not elect to contribute to the Plan when you first become eligible, you may elect to make contributions at any time thereafter. Payroll deductions will generally begin the first full payroll period of the month, as long as you call the Benefits Information Line before 4:00 p.m. Eastern Time on the 25th day of the prior month.

     Remember that even if you elect not to contribute to the Plan, you will receive the Basic Company Contribution, which is explained on page 4.

     Beneficiary Designation

     When you enroll in the Plan, you will be asked to complete a Beneficiary Form to name one or more beneficiaries. A beneficiary is the person or persons who will receive your Plan account balance if you should die before receiving a distribution. If you are married and do not complete a Beneficiary Designation Form, your spouse will be entitled to receive your entire account balance.

     You may name anyone as your beneficiary. However, if you are married and name someone other than or in addition to your spouse as a beneficiary initially or at a later date, your spouse must consent to your designation in writing and in the presence of a Plan representative or a Notary Public.

     You may change your beneficiary designation at any time by completing another Beneficiary Form.


Benefits Information Line

     The Tupperware Benefits Information Line is the automated telephone service that gives you instant information on your account when you call 1-800-717-7375. When you want to check your account balance, request loan information, change your contribution rate or beneficiary, transfer investments, or request any other type of transaction, you must call the Benefits Information Line. The Benefits Information Line is available between 6:00 a.m. and 2:00 a.m. Eastern Time, Monday through Saturday. You can speak with an account representative if you call between 9:00 a.m. and 6:30 p.m. Eastern Time, Monday through Friday. More detailed information on how to use the Benefits Information Line is included in the Benefits Information Line Caller's Kit.

CONTRIBUTING TO YOUR ACCOUNT

Associate Contributions

     Your contributions to the Retirement Savings Plan are an important source of retirement income. Associate
     Contributions are strictly voluntary. However, you are encouraged to contribute to the Plan in order to enhance your retirement savings.


     You may contribute between 1% and 16% of your pay to the Plan on a before- tax basis. This means your contributions are deducted from your paycheck before federal income tax is calculated.

     Some states require that taxes be paid on Associate
     Contributions. For more information about state taxation, contact your state's local tax offices.

     Remember that while your Associate Contributions allow you to reduce your taxable income, they do not affect your salary for Social Security, pension, disability, or accident benefits.

     For example, assume that your current annual pay is $24,000 and that you contribute 6% of your pay to the Plan. Your taxable pay is $22,560.

               Annual Pay                              $24,000
               Associate Contributions (at 6%)          -1.400
                                                       -------
               Taxable Pay                             $22,560


Company Match

     As an incentive for you to save for your retirement, the Company matches $.50 for every $1.00 you contribute from 1% to 6% of your pay. The Company Match is credited to your account for every payroll period that you contribute to the Plan.

     For example, assume that your annual pay is $24,000 and that you save 6% of your pay, or $1,440 for the year.

               Associate Contributions       $ 1,440
               (6% x $24,000)
               Company Match                 $   720
               ($.50 x $1,440)

     All Company Matching Contributions will be invested in Tupperware Corporation stock beginning January 1, 1997. Company Matches credited to your account prior to January 1, 1997 may be reallocated to the investment option of your choice. In addition to Company Match credited prior to 1997, associates who have attained a certain age may direct Company Matching Contributions credited on or after January 1, 1997 to any investment option under the Plan as follows:

               Age      % of investment alternative for post
                         January 1, 1997 Company Match
               50 - 54   up to 25%
               55 - 61   up to 50%
               62 +      up to 100%


Basic Company Contributions

     The Company contributes an amount equal to 3% of your pay up to the Social Security Wage Base and 6% of your pay above the Social Security Wage Base to the Plan. Your pay, for purposes of the Plan, includes total wages, salaries, commissions, bonuses, special cash awards, as well as amounts you have had deducted from your pay as Associate Contributions under this Plan and as flexible spending account contributions for health care and dependent care flexible spending accounts. In general, pay does not include payments made after termination of service (such as severance pay), long-term incentive awards, non-cash compensation, or the reimbursement of expenses.

     The Social Security Wage Base is the maximum amount of your annual pay subject to Social Security taxes. Note that the Social Security Administration changes the wage base each year. Thus, the Basic Company Contribution to your Retirement Savings Plan account changes accordingly.

     Once you are eligible to participate in the Plan, Basic
     Company Contributions are made for every payroll period in which you receive pay, regardless of whether or not you contribute to the Plan.

     For example, assume that your annual pay is $24,000 and that you do not contribute to the Plan. Even though you are not eligible to receive a Company Match, you will still receive the Basic Company Contribution.

     Your Annual Pay $24,000
     Basic Company Contribution $ 720
     (3% x $24,000)

     You are eligible to invest your Basic Company
     Contributions in any of the investment options. For more information about your investment options, refer to page 7.


Rollovers

     If you receive a distribution from a previous employer's qualified retirement plan or an Individual Retirement Account (IRA) qualified under the Internal Revenue Code rules, you may make a rollover contribution to the Plan. If you are a new associate, you are eligible to make a rollover contribution to the Plan prior to meeting the Plan's eligibility requirements, if you otherwise qualify as an eligible associate under the Plan.

     Remember, if your rollover was paid directly to you via a non-direct rollover, it must be made within 60 days of the date on which you receive your distribution. If your rollover was not paid directly to you, but was a direct rollover, your rollover contribution can be made at any time. The rollover contribution may include all or part of the taxable amount of the distribution, but may not include any after-tax contributions.

     You are eligible to invest your Rollover Account balance in any one of the investment mixes or in any combination of the core investments (in 1% increments). You may invest up to 50% of your rollover contribution in Tupperware stock. For more information about your investment choices, refer to page 7.

     To make a rollover contribution, contact a Benefits
     Information Line account representative.


Suspension of Contributions

     Under the Retirement Savings Plan, you can suspend your Associate Contributions two times a year by calling the Benefits Information Line. The suspension generally will become effective the first full payroll period of the month, as long as you call before 3:00 p.m. Central Time on the 25th day of the prior month. Even if you suspend your Associate Contributions, the Company continues to make Basic Company Contributions to your account.

    You may resume making Associate Contributions effective the first full payroll period of any month following the date you suspended contributions, provided you call the Benefits Information Line before 4:00 p.m. Eastern Time on the 25th day of the prior month.

Limitations on Contributions

    Government regulations place restrictions on the amounts that associates can contribute to plans such as the Retirement Savings Plan. These restrictions are intended to ensure that these plans do not favor highly-paid associates in terms of participation and benefit levels.

    Your total contributions are reduced in accordance with IRS regulations if:

     . the contribution is above the maximum allowable annual contribution amount (the lesser of 25% of pay or $30,000), or

     .     the Company contributes an amount to the Base
           Retirement Plan and the Retirement Savings Plan in excess of legally specified combined maximums.

     In addition, there are limits both on the amount of before-tax contributions you can make and on the amount of compensation that may be taken into account. These limits are indexed each year.

     If any of these regulations or limits affect you, you will be notified.

MAKING INVESTMENT CHOICES


Investment Decisions

     Having the opportunity to invest the money that you and the Company contribute to the Plan in various investment options means that you will have investment decisions to make. When making these decisions, consider things such as your financial goals, your personal situation (for example, family obligations), and your investment strategy and personal level of risk (for example, conservative or more aggressive).

     The Retirement Savings Plan offers a wide range of investment options, including four investment mixes and the opportunity to mix your own investments. Effective January 1, 1997 you can invest up to 50% of your Associate Contributions in Tupperware Corporation stock. You will continue to be able to direct the investment of Basic Company Contributions. Beginning January 1, 1997, your Company Match will automatically be invested in Tupperware Corporation stock. Company Matches credited to your account prior to January 1, 1997 may be re-allocated to any of the investment choices.


Investment Options

     You may choose one of two ways to invest the money that you and the Company contribute to the Plan. You can choose:

     One of four investment mixes;

     .     Investment Mix A,

     .     Investment Mix B,

     .     Investment Mix C,

     .     Investment Mix D, or

     your own mix of investments, referred to as the "Mix
     Your Own" option.

     If you choose the Mix Your Own option, you decide how to allocate your account, in 1% increments, among four core investments. The four core investments are:

     .     Fixed Income Core Investment

     .     Large Company Stock Core Investment

     .     International Stock Core Investment

     .     Small Company Stock Core Investment

     You can invest your Associate Contributions in any of the Investment Mixes or you can choose your own mix of the core investments in 1% increments.

     In addition, you can also invest the Basic Company
     Contributions in Tupperware Corporation stock in 1% increments. Effective January 1, 1997 you can invest up to 50% of your Associate contributions in Tupperware
     Corporation stock.

     Each of the investment options, discussed further below, involves some degree of risk. However, the Plan is designed to provide you with a range of investment choices so that you can choose investment options that meet your investment needs and goals. The Plan is intended to be a plan described in Section 404(c) of the Employee Retirement Income Security Act of 1974 (ERISA) and related Department of Labor regulations. By complying with these rules, the fiduciaries of the Plan will be relieved of liability for any losses directly resulting from particular investment decisions you make (for example, liability for the performance of an Investment Mix or a core investment in which you elect to invest).

     Please read the following information carefully when making your investment elections. More information on the Plan's investment options can be found in the Caller's Kit and Investor's Guide.


Core Investments

     The core investments were selected to provide you with the opportunity to build a portfolio with a potential rate of return and degree of risk with which you are comfortable and to diversify your investments to minimize the risk of large losses. The Tupperware Management Committee for Employee Benefits (MCEB) has the authority to select the core investments or to select investment managers to make the investments. Generally, MCEB has selected a variety of mutual funds to comprise the core investments.

     Fixed Income

     This core investment is currently made up of both investment contracts with insurance companies and bonds. As the existing investment contracts with insurance companies mature, the investment managers will invest in bonds instead of more investment contracts. By investing in bonds, the risk of investing solely in the insurance industry is avoided.

     The target composition for this investment over the long term is for its assets to be invested in intermediate-duration bonds.

     Because intermediate-duration bonds can be somewhat volatile in the short term, they will be managed in conjunction with a special contract that smooths the volatility of the investment returns on these types of bonds. Having this special contract levels investment returns as these intermediate bond values increase or decrease with changing interest rates.

     This core investment is considered to have lower market risk than stocks. It also has a low degree of protection against long-term inflation risk.

     Large Company Stock

     This core investment attempts to match the results of the Standard and Poor's 500 (S&P 500) Index. This Index contains large, established, U.S. companies across a wide range of industries. The Index represents more than 90% of the market value of all common stocks publicly traded in the United States.

     Because this core investment is invested in stocks, its market risk is higher than that of fixed income investments. This core investment has less market risk, though, than that of investments in international or smaller companies.

     International Stock

     The focus of this core investment is primarily companies that are based outside of the United States. It invests in companies that are located in Europe, the Far East, the Pacific Basin, and Australia. It also may invest some small amount in less developed countries, such as Mexico or India.

     Investment results will be affected by the performance of foreign stock markets and currency changes. As an example, when the Japanese Yen rises or falls relative to the U.S. Dollar, you could see a change in the dollar value of your investment. Because currency changes affect overall-performance, this investment has a higher degree of market risk than that of large company stock investments.

     Small Company Stock

     By investing in small, less established, publicly-traded U.S. companies that are believed to have high potential for growth or are believed to be a good value, this core investment attempts to outperform the small company stock market.

     This investment carries a higher degree of market risk than the other core investments with the potential for greater return over a long-term horizon.


Investment Mixes

     How the Mixes Were Created

     Working from the theory that the type of investment is the most important decision an investor can make, the Investment Committee selected the four core investments outlined in the previous section--Fixed Income, Large Company Stock, International Stock, and Small Company Stock.

     Before the mixes were created, the Investment Committee determined that each mix should be diversified by investing at least some money in each core investment. Investing in several types of investments lowers overall market risk compared to investing in a single one. Assisted by strategic computer modeling programs and professional investment advisors, it was determined that combinations of core investments would provide the highest expected returns for four given levels of market risk over a long time frame.

     You can choose to invest in one of the four mixes (Mix A, B, C or D), or you can choose to invest in one or more of the core investments as you see fit (the Mix Your Own option).

     Mix A

     This is the most conservative mix offered by the plan; with both the lowest risk of short-term loss and the lowest expected long-term return. As a result, Mix A is expected to provide less protection against inflation than the other mixes. It is often used by people who prefer low risk or who expect to access their savings in the near term.

     The target investment allocation is as follows:

          Fixed Income 80%
          Large Company Stock 8%
          International Stock 5%
          Small Company Stock 7%

     The investment objective of Mix A is to provide maximum returns consistent with a relatively conservative risk level by investing in a strategic combination of the core investments.

     Mix B

     This mix has 40% invested in stocks. Mix B remains generally conservative, but offers some growth opportunity and inflation protection. It is often used by people who are comfortable with low to moderate market risk, and who have a moderate amount of time until they expect to access their savings.

     The target investment allocation is as follows:

          Fixed- Income 60%
          Large Company Stock 21%
          International Stock 7%
          Small Company Stock 12%

     The investment objective of Mix B is to provide maximum returns consistent with a conservative to moderate risk level by investing in a strategic combination of the core investments.

     Mix C

     The earnings on Mix C may vary considerably over the short term. More than half of the mix is held in stock. This mix is often used by people who are comfortable with moderate short-term risk, and who have a longer time frame until they expect to access their savings.

     The target investment allocation is as follows:

          Fixed Income 40%
          Large Company Stock 31%
          International Stock 9%
          Small Company Stock 20%

     The investment objective of Mix C is to provide maximum returns consistent with a moderate to aggressive risk level by investing in a strategic combination of the core investments.

     Mix D

     This mix tilts more heavily (80%) toward stock. The higher risk of Mix D is expected to result in higher earnings over the long term relative to the other mixes, although its earnings may vary considerably over the short term. It is often used by people who are comfortable with moderate to high market risk and who have a longer time frame until they expect to access their savings.

     The target investment allocation is as follows:

          Fixed Income 20%
          Large Company Stock 48%
          International Stock 12%
          Small Company Stock 20%

     The investment objective of Mix D is to provide maximum returns consistent with a relatively aggressive risk level by investing in a strategic combination of the core investments.

     "Mix Your OWN" Option

     You may prefer a different mix of investments than what you find in one of the four mixes. In this case, you can create your own mix by selecting one or more of the four core investments in 1% increments. Effective January 1, 1997, you can also invest your Associate Contribution in Tupperware Corporation stock in 1% increments up to 50%.

     Company Stock

     The Company Stock Fund is generally comprised of 95% to 100% Tupperware Corporation common stock. Some amounts of cash will be retained in the portfolio to allow liquidity for same-day transfers and anticipated withdrawals. Since the Fund is invested in the stock of only one company, the Fund is potentially more volatile than the other core investments.

     The objective of the Tupperware Corporation Stock Fund is to provide returns consistent with the performance of Tupperware Corporation Stock. The investment results of the Fund depend primarily on changes in market price of the Tupperware Corporation shares held by and the dividends received by the Trust.

     If you invest in the Tupperware Corporation Stock Fund, you have a proportionate interest in an investment fund that holds primarily shares of Tupperware Corporation common stock. No shares are specifically registered to you in your name. AU shares are held by the trustee. You may direct the trustee how to vote your proportionate interest in the Tupperware Corporation Stock Fund. The trustee will vote all other shares in the Tupperware Corporation stock investment for which it does not receive directions in proportion to the votes of the other participants. Also, the trustee will distribute Tupperware Corporation proxy statements and other general shareholder communications to participants who invest in Tupperware Corporation stock. Your purchases and sales of company stock and votes are confidential; the information is available only to the plan administrator, record keeper, and trustee.

     Tupperware Corporation Stock Confidentiality Procedures

     The Administrative Committee will establish and maintain procedures for safeguarding the confidentiality of information relating to the purchase, holding and sale of Tupperware Corporation Stock and the exercise of voting, tender and similar rights with respect to your interest in the Tupperware Corporation Stock Fund. The Administrative Committee will also ensure that such procedures are sufficient to safeguard the confidentiality of such information and that such procedures are being followed. The trustee shall have no duty to question or review such procedures and shall follow such procedures without exception. The name, address and phone number of the Administrative Committee is as follows:

     Employee Benefits Administrative Committee
     Tupperware Corporation
     14901 South Orange Blossom Trail
     Orlando, FL 32837
     (407) 826-5050

     Generally, the confidentiality procedures will be as follows, except as may be necessary to comply with any Federal or state laws that are not preempted by ERISA. With respect to the exercise of voting, tender and similar rights (except to the extent proceeds may be remitted as a result of any such exercise), only the trustee will be aware of how, or to what extent, such rights may have been exercised by you or your beneficiary. Further, the Company will receive no information from the trustee nor will they ask the trustee for any information, regarding the exercise of any such rights.

     Regarding the purchase, holding and sale of Tupperware Corporation Stock by the Trust and the receipt of any proceeds resulting from any exercise of voting, tender or similar rights, records will be maintained by the Administrative Committee (or its delegate), and such persons shall keep such information in strict confidence from any other persons, including any other employee of the Company. However, if the Administrative Committee determines that a particular situation could involve a potential for undue influence of the Company on you or your beneficiaries with regard to the direct or indirect purchase, holding or sale or any exercise of voting, tender or similar rights with respect to Tupperware Corporation Stock, the Administrative Committee shall appoint an independent fiduciary to carry out activities relating to any such situation. In that event, the Administrative Committee shall inform the trustee that it has made a determination that a situation involving the purchase, holding or sale or any exercise of voting, tender or similar rights with respect to Tupperware Corporation Stock involves a potential for undue Company influence, that it has appointed an independent fiduciary and that the trustee must follow the instructions of the independent fiduciary and shall have no duty to question or review such instructions.

MAKING INVESTMENT ELECTIONS

Contribution Percent

     Four times each year you may change the percentage of your pay that you contribute to the Plan. To do so, you must call the Benefits Information Line to make your request. If your request is confirmed by 4:00 p.m. Eastern Time on or before the 25th of the month, the change will take effect with the first full payroll period of the month following your request. Otherwise, it will take effect with the first full payroll period one month later.


Investment of Contributions

     By calling the Benefits Information Line you can transfer investments, in 1% increments, up to 12 times per year. You may make one transfer a quarter, plus eight additional transfers any time during the calendar year. If you do not use a quarterly investment election change, it is not forfeited. Instead, it becomes a "floater" which you can use at any time during the rest of the calendar year. Your investment transfer will be made the same business day, provided the call is completed prior to 4:00 p.m. Eastern Time, otherwise it will become effective the following business day. For Retirement Savings Plan transactions, a business day is any day the New York Stock Exchange is open. The Exchange typically is open all weekdays except New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

VALUING ACCOUNTS

     Your Retirement Savings Plan account grows through the contributions you make and those the Company makes. In addition, your account reflects the gains or losses of the investment options in which it is invested.

     Each business day, all accounts in the Plan are valued. It is at this time that your account is credited with any investment gains and/or losses. Once each week, Basic Company Contributions, Associate Contributions and the Company Match are credited to accounts. Whether or not your contributions and any Company Contributions are credited during a particular week will depend on your pay frequency. Withdrawals and distributions from the Plan are also processed on a weekly basis and checks are mailed shortly thereafter.

     Each quarter, you will receive an account statement showing, by investment option, your balances as of the end of the quarter. The statement also shows contributions, earnings, and transfers for the quarter.

VESTING

     Vesting refers to your ownership rights in the Basic
     Company Contributions and Company Match made to your Retirement Savings Plan account.

     Vesting is based on the number of your years of service, measured from your date of hire. It includes all of your years of employment with the Company, not just your years of participation in the Plan. It also includes the years of service you had under the Prior Plan (Premark International, Inc. Retirement Savings Plan).

     After one year of service, you are 20% vested in the Company Contributions made to your account. For each additional full year of service, your vesting increases by 20% until you are 100% vested.

     In general, you are 100% vested in the Company
     Contributions in your account after five years of service with the Company. The vesting schedule for the Plan is shown below.

               Years of Service        Vested Percentage
               Less than 1 year              0%
               1 year                        20%
               2 years                       40%
               3 years                       60%
               4 years                       80%
               5 years                       100%

     You are always 100% vested in your own contributions and any rollover contributions.

     You automatically become 100% vested in the Plan when you reach age 65 while actively employed at the Company. You are also 100% vested if you should become totally and permanently disabled, or die, or if the Company partially or totally terminates the Plan.

MAKING WITHDRAWALS FROM THE PLAN

     Because the Plan is designed to provide you with retirement income, there are restrictions on withdrawing funds from the Plan before retirement. The Plan allows for two types of withdrawals hardship withdrawals and after-tax withdrawals. In addition, the Plan also allows loans.

Hardship Withdrawals

     Hardship withdrawals are available only for certain reasons, as restricted by federal law. In order to qualify for a hardship withdrawal, you must show an immediate and heavy financial need and certify that you (and your spouse, if applicable) have no other financial resources available to meet that need.

     Your hardship withdrawal request must include representations that the need cannot reasonably be relieved in one of the following ways:

     1. Through reimbursement or compensation by insurance or otherwise;

     2. By reasonable liquidation of your assets (and the assets of your spouse and minor children), to the extent such liquidation would not itself cause an immediate and heavy financial need;

     3. By other distributions or loans from plans maintained by the Company (including the Retirement Savings
          Plan) or by your spouse's Company, or by borrowing from commercial sources on reasonable commercial terms, unless such loans would disqualify you from obtaining other financing; or

     4.   By ceasing or reducing the amount of your Associate
          Contributions under the Plan.

     Withdrawals are limited to the amount of your Associate Contributions and Rollover Contributions. You may not withdraw investment earnings. Moreover, withdrawals are limited to the amount necessary to satisfy your need. This amount may take into consideration amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the hardship withdrawal.

     In general, the amount you receive as a hardship withdrawal is subject to federal and possibly state taxation. In most instances, there will be an additional
     10% excise tax on taxable amounts. See the Tax Information section on page 20 for more detail. Also, read carefully the Hardship Withdrawal Information Request Form, available through the Benefits Information Line.

     The following are the reasons for which you may apply to receive a hardship withdrawal and the required documentation that you must submit in order to support your request.

   Reason for Hardship               Documentation required

Medical expenses (incurred or     An itemized statement of bill
necessary to obtain care for      Showing medical expenses.
you, your spouse or your
dependents, provided these        An EOB (Explanation of Benefits)
expenses are not covered by       from your health plan adminis-
a health plan or any other        trator showing that the expenses
source.                           have not been reimbursed.

                                  Proof of relationship of spouse
                                  or dependent may be required.

Costs related to the purchase     A copy of the signed contract or
of your principal residence.      purchase price of the home, re-
                                  quired earnest money, down
                                  payment and estimates closing
                                  costs.

Payment of tuition expenses,      A copy of an itemized invoice for
room and board, and related       tuition, related fees, and room
education fees for the next       and board expenses which includes
12 months of post-secondary       the student's name.
education for you, your spouse
or your dependents.               A description of the educational
                                  institution may be required.

Payments necessary to prevent     A copy of a foreclosure or
foreclosure on or eviction for    eviction notice from your land-
your principal residence.         lord or lending institution.

Costs associated with building     An itemized list showing the
your principal residence.          cost of building materials or an
                                   invoice/contract from the
                                   builder.

Costs related to the purchase      A copy of the signed contract
of land on which you will build    for the purchase of land on
or locate your principal           which a principal residence will
residence.                         be located.

                                   A signed statement indicating
                                   that construction will begin on
                                   the residence or that a
                                   residence will be moved there
                                   within 90 days.

Funeral expenses for your          An itemized statement or bill
spouse, your dependents or         detailing funeral expenses and
another family member.             proof of relationship.

Severe financial indebtedness      Documentation detailing indebted-
which exceeds 28% of your gross    ness (such as past due bills,
monthly income (including your     letters, from collection
spouse's income, if applicable.    agencies, etc.)  And proof of
                                   failed attempts to work out
                                   payment plans with creditors.
                                   (The hardship amount will be
                                   limited to only the past due
                                   portion of any debts).

                                   A completed copy of the Finan-
                                   cial Statement Form showing
                                   your assets (and those of your
                                   spouse, if applicable).

Losses to personal property        A copy of an insurance company
(such as homes or cars) as a       reimbursement statement and a
result of natural disaster,        letter with an explanation of
provided the losses are not        damages including cost of
reimbursed through insurance.      repair or replacement.


After-Tax Withdrawals

     Once each year, you may withdraw any after-tax Associate
     Contributions from your account. You do not need to prove hardship to make an after-tax withdrawal.

     If you withdraw all or a portion of any after-tax Associate
     Contributions that you made to the Plan before January 1, 1987, these contributions will not be subject to taxation and no tax penalties will apply.

     However, if you withdraw all or a portion of any after-tax Associate Contributions that you made to the Plan after December 31, 1986, the Internal Revenue Service requires that the withdrawal, for tax purposes, include a proportionate share of the investment earnings related to these after-tax contributions. The "earnings" portion of the withdrawal will be subject to taxation and also may be subject to an additional 10% excise tax on the taxable amount of the withdrawal.

TAKING A LOAN FROM THE PLAN

     Under the Retirement Savings Plan, you can borrow money from your account for any reason. You do not need to pay any taxes or penalties on the money you borrow, provided you pay it back. In addition, you pay the interest back to yourself.


Eligibility

     If you are a full-time or part-time associate and you participate in the Plan, you are eligible to apply for a loan.

     In the event you are eligible to apply for a loan, but a Domestic Relations Order proceeding is pending that might affect your account balance under the Plan, you might not be eligible to receive a loan until your Domestic Relations Order is finalized. An account representative will be able to assist you in determining whether or not you may apply for a loan given that a Domestic Relations Order is pending against your account balance.

     You are not eligible to apply for a loan if you have an outstanding loan, have repaid a loan in-full within the last six months, or have defaulted on a loan within the last two years.

     You are also not eligible to apply for a loan if you are an alternate payee by reason of a Qualified Domestic Relations Order or a terminated employee with a deferred account balance, unless you are a party-in-interest with respect to the Plan.


Interest Rate

     Interest must be charged on your unpaid loan balance until the full amount of your loan has been repaid. Under the Plan, the interest rate will be equal to the Prime Rate (as published in the Money Rates section of The Wall Street Journal), plus one percent.

     Interest rates for new loans will be changed quarterly, effective the first business day of each calendar quarter. However, interest rates for existing loans will not change or be renegotiated. Therefore, once you receive a loan at a specified interest rate, the interest rate on your loan will not change--even if the interest rate under the Plan changes at a later date.

Amount You May Borrow

     You may borrow Associate Contributions (and Rollover
     Contributions, if applicable). You may also borrow the investment earnings on your Associate Contributions (and
     Rollover Contributions, if applicable). You may not, however, borrow your Company Contributions or the investment earnings on your Company Contributions.

     As with most types of loans, there is a minimum amount you may borrow and a maximum amount you may borrow. The minimum amount is $1,000. The maximum amount is the lesser of $50,000 or 50% of your total vested Plan account balance. In addition, all loan amounts must be in multiples of $100.

     Finally, the amount you may borrow also depends on your ability to repay the loan. The Plan requires that the amount of your loan payment may not exceed 20% of your base pay (or for individuals paid on a commission basis, 20% of your base pay plus the average commissions paid to you over the last three months).


     To determine the amount you may borrow, call the Benefits
     Information Line.


How Long You Have to Repay the Loan

     You may take a loan for a minimum of 12 months and a maximum of 60 months, in 6-month increments. Therefore, a loan may be taken and repaid over 12 months, 18 months, 24 months, 30 months, 36 months, 42 months, 48 months, 54 months or 60 months.

     When deciding over how many months you would like to repay a loan, consider the amount of loan payment you can afford to make each pay period. It may be that you wish to borrow a certain amount from your Plan account over a desired period of time (for example, 18 months), but the loan payment amount for this loan amount over your desired period of time is more than you would like to make as a loan payment. To make the loan payment amount more manageable, you may wish to consider repaying the loan over a slightly longer period of time so that your loan payment per pay check is less. But, remember, the amount of interest that you pay on the loan will increase if you repay the loan over a longer period of time.

What You Need to Do to Get a Loan

     If you are interested in obtaining a loan from the Plan, call the Benefits Information Line to get information on how much you can borrow, what your payments would be and to actually request a loan. In the event a Domestic

     Relations Order is pending against your account balance, you must speak with a Benefits Information Line account representative to obtain further information regarding your eligibility to receive a loan.

     By using the Benefits Information Line, you may "model" different loan amounts over various time periods and request a loan. Once you request a loan, you will receive information on how much your loan payment will be per pay period based on the current interest rate, the number of payments that you must make as determined by your pay cycle basis and the length of your loan, and the amount of interest you will pay.

     This information will be provided in the form of a Promissory Note which will be generated and mailed to you the business day following the day you request your loan. You will need to return the Promissory Note, notarized and with spousal consent, if applicable, within 30 days of the date you made your loan request. Provided your properly signed Promissory Note is received by the Benefits Information Line within this 30-day time period, your loan will then be processed as of the next available Friday and you will receive a check for the amount of your loan shortly thereafter.

     If your Promissory Note is not received within the 30-day period, your request will expire. You will then need to call the Benefits Information Line again to make another loan request.


Making Loan Payments

     Standard Loan Payments

     Once a check for your loan has been issued to you, you must begin making loan payments. In general, these loan payments will be made on an after-tax basis via payroll deduction every regular pay period. By signing the Promissory Note, you will have given authorization to have payroll deductions taken.

     Every loan payment will be applied first to interest and then to principal. Your loan payments will be credited to your Plan account and invested in accordance with your investment election which is on file at the time each payment is made.

          For example, assume that you received a check for your loan and you began making loan payments of $150 via payroll deduction shortly thereafter. Assume that your investment election that is in effect at the time of your first loan payment is Mix C. This loan payment would be credited to your Plan account and invested in Mix C.

          If you are invested in the core investments under the "Mix Your Own" option, your loan payment will be credited to your Plan account in the same percentages that you have invested in the core investments.

     In the event the frequency of your pay changes, the amount of your loan payment will also change. This is to ensure that the unpaid balance of your loan and corresponding interest will be paid in equal payments each pay period so that the entire amount of your loan and corresponding interest is paid-in-full by the end of the term of your loan.


Nonstandard Loan Payments

In the event you are not able to make the full amount of your loan payment(s) via payroll deduction (for example, due to an unpaid leave of absence, etc.), you must continue to make the loan payments that otherwise would have been deducted from your pay. These payments are called nonstandard payments and a Benefits Information Line account representative will assist you in determining the amount of these payments.

To make the loan payments that otherwise would have been deducted from your pay, you must obtain a money order, certified check or cashier's check for the monthly repayment amount payable to Bankers Trust Company. Then, mail your repayment so that it is received by the Benefits Information Line no later than the 20th day of the month. If your repayment is received by the Benefits Information Line by the 20th of the month, it will be credited to that month's obligation. Otherwise, it will be applied to next month's obligation.

In the event you do not make a loan payment within 90 days following the scheduled payment date, your loan will be in default. (See the Default section on page 25 for information on what it means to default.) Note that any nonstandard payments you make during a particular month will be credited first to that month's obligation. Therefore, it is important that if you are making nonstandard payments via money order, certified check or cashier's check you do not fall behind in your payments.

Your loan payment will be accepted via money order, certified check or cashier's check until the earlier of the following: the full amount of your loan payments can again be made via payroll deduction, you have repaid the entire unpaid balance of your loan; you die; or your employment with the Company is terminated.

Prepayments

     Once your loan has been outstanding for at least 12 months, you may prepay your unpaid loan balance (and all interest accrued to the date of prepayment) in-full only, without penalty.

     To prepay your loan, contact a Benefits Information Line account representative. You will be informed of the amount needed to prepay your loan as of a specified date and an Early Loan Payoff Notice will be mailed to you. Then, return a copy of the Early Loan Payoff Notice to the Benefits Information Line, along with a money order, certified check or cashiers check, made payable to Bankers Trust Company in the amount of your prepayment. Your prepayment must be received by the specified date or it will not be accepted. Should this occur, you will need to contact a Benefits Information Line representative to repeat the process.


Default

     Even though when you take a loan from the Plan you are borrowing money from your own account, you must pay it back just as you must pay back a loan from a bank or savings and loan. In this case, the Plan is the lender and you are the borrower. As a borrower, you are obligated to repay your loan. Failure to make your loan payments could result in a default of your loan.

     Specifically, you will default on your loan if you do not make a loan payment within 90 days of the scheduled payment date. As explained in the Nonstandard Payment Section on page 24 if the full amount of your loan payment cannot be made via payroll deduction you must make nonstandard loan payments via money order, certified check or cashiers check. Since nonstandard payments are not made via payroll deduction, you are responsible for paying your loan payment each month and ensuring that it is received by the Benefits Information Line by the 20th day of each month. If you fall behind in making your nonstandard loan payments it is possible that you could default on your loan.


     Also, a loan default will occur if upon termination your outstanding loan balance cannot be automatically offset from your vested account balance and you do not repay your loan within 90 days of terminating employment. This situation is unlikely. However, in the event this may apply to you, you will be notified.

     If you default on your loan, the amount of your unpaid loan will be treated as a distribution from the Plan. The amount of your distribution that is considered taxable income will be subject to taxation at ordinary income tax rates in the year the distribution takes place. In addition, the 10% excise tax on early distributions may also apply. For more information on taxes and your distribution from the Plan, please refer to the Tupperware Corporation Tax Notice to Participants Regarding Distributions From Retirement Plans which is available by calling Benefits Information Line.

     Once you default on your loan, you may not repay the loan and you may not apply for another loan from the Plan for two years.


Other Information

     Terminating Your Employment with the Company

     If you have taken a loan and have an outstanding loan balance, the entire balance of your unpaid loan is immediately due and payable. This amount will be automatically offset from your vested account balance and will constitute a taxable event, unless you repay the loan. To repay your loan, you must make the repayment via money order, cashier's check, or certified check so that it is received by the Benefits Information Line no later than 90 days following the date you terminated employment with the Company. To find out the amount of the outstanding loan balance, if any, and to obtain more information on how to repay the loan, please contact a Benefits Information Line account representative.


Death

     If you have an outstanding loan and you die, your surviving spouse (if he or she is your sole primary beneficiary) may elect to repay your unpaid loan balance. If your surviving spouse does not elect to repay the loan, the entire balance of the unpaid loan will automatically be offset from your vested account balance.

     If you have an outstanding loan and you die, and have designated multiple beneficiaries, your beneficiaries may not elect to repay your unpaid loan balance. The entire balance of your unpaid loan will automatically be offset from your vested account balance.


Impact on Applying for a Hardship Withdrawal

     Government regulations regarding hardship withdrawals require that your financial hardship cannot reasonably be relieved through other available financial resources, such as a loan from a qualified retirement plan sponsored by an employer. As such, you must first apply for a loan from the Plan to help meet your financial hardship.

     In the event you apply for a hardship withdrawal and do not have an outstanding loan, government regulations require that your hardship withdrawal request be denied. However, if you already have an outstanding loan, you may apply for a hardship withdrawal. Your request will be reviewed based on your reason for financial hardship and the specific documentation you submit to support your hardship withdrawal request.

CHOOSING YOUR FORM OF DISTRIBUTION

     You have the option of receiving the value of your vested account balance when you terminate, retire, or become permanently and totally disabled. If you should die before you retire, your distribution will be paid to your beneficiary.

     The Retirement Savings Plan offers several forms of distribution which are available to you as a Plan participant. It is important that you evaluate each form of distribution and choose the one that best meets your needs.


Single Sum Payment

     A single sum payment is the normal form of distribution under the Retirement Savings Plan. This option provides you with the entire value of your vested account balance in a single sum payment.

     Generally, the payment will be made in cash. If you have invested in the Tupperware Corporation Stock Fund and your vested balance in the Tupperware Stock Fund is greater than $3,500, you may request to receive a distribution of shares of Tupperware stock for that portion of your account.


Annuity

     An annuity may be purchased for you by the Company from an insurance company with the value of your vested account balance. All types of annuities offered under the Plan by the insurance companies provide payment for your life and, in some cases, continue payments to your spouse or other beneficiaries.

     There are several types of annuities to meet different needs. The 50% Joint & Survivor Annuity is the most common for married employees over age 55. It provides a monthly benefit based on the life expectancy of you and your spouse. This option provides payment to you for the rest of your life; if you should die, your spouse receives 50% of your monthly benefits for the rest of his or her life. If you are married and wish to select an annuity with a person other than your spouse as the joint annuitant or to select a single life annuity there are special rules requiring that your spouse receive a notice of certain rights and that your spouse consent.

     Contact a Benefits Information Line account representative for more information on the various types of annuities available.

Installments

     If you participated in the Plan prior to January 1, 1989, the installment payment option is also available to you. Installment payments provide a series of quarterly payments until your vested account balance is completely exhausted. You may elect to receive quarterly payments of not less than an amount specified by Plan provisions or some higher amount as specified by Federal law at the time of your election. For more information on installments, call the Benefits Information Line.


Split Distribution

     If you participated in the Plan prior to January 1, 1989, the split distribution is also available to you. You may elect to split your form of distribution. In other words, you may elect to receive the non-taxable portion of your vested account balance as a single sum payment. Any remaining amounts can then be used to purchase an insured guaranteed annuity or may be taken as quarterly installment payments.


Payment of Small Amounts

     If the present value of your vested benefit from the Plan is $3,500 or less, you will receive your benefit in a single sum cash payment. No other distribution option will be available to you. This payment will represent a full discharge of the Plan's liability to you and your beneficiary.


Deferral

     When you leave the Company or retire, you can defer the distribution of your account balance until no later than December 31 of the year in which you reach age 70. When you do request a distribution, the distribution options available to you will be subject to the rules in effect at that time.

     Since the money in your account remains in the Trust while it is deferred, you continue to share in the investment gains and losses of the Plan's investment options. In addition, you may continue to make investment election transfers for your deferred account balance in 1% increments, among the available investment options. Remember that Company Contributions are no longer added to your account. Also, you may no longer contribute to the Plan since you are no longer an active participant in the Plan.


Required Distributions

     You may defer your distribution to the year in which you reach age 70 1/2. Approximately 90 days before you reach age 70 1/2, you will be mailed information regarding your distribution. If you do not respond to the information by calling the Benefits Information Line within the prescribed time period, the Company will distribute your vested account balance to you in a single sum payment with mandatory federal withholding taken. Please keep the Benefits Information Line advised of any address changes.


APPLYING FOR YOUR BENEFIT

     Once you are eligible to receive your distribution from the Retirement Savings Plan, you will receive a Decision for Final Payment Notice which provides important information on your distribution from the Retirement Savings Plan as well as information on what you need to do to receive your distribution. If you do not respond to the information by calling the Benefits Information Line, your distribution will be deferred to December 31 of the year in which you reach age 70 1/2. However, you can request a distribution at any time.


TAX INFORMATION

     Your Contributions to the Retirement Savings Plan are made on a before-tax basis. The taxes on these contributions are not eliminated; they are deferred. This means that when you retire or withdraw money from the Plan for any reason, you will owe income taxes on your contributions, Company Contributions, and investment earnings in your account.

     However, you may be eligible for special tax treatment. Or, you may further defer taxes by rolling over your distribution into an Individual Retirement Account or a subsequent employer's qualified retirement plan. Important information regarding rollovers and taxation of amounts paid to you from the Retirement Savings Plan is included in the Tupperware Corporation Tax Notice to Participants Regarding Distributions from Qualified Plans. A copy of this Notice is available through the Forms Request option in the Benefits Information Line. You are encourage to read this Notice carefully prior to requesting your distribution.

SPECIAL CIRCUMSTANCES


Assignment of Benefits

     Generally, your benefit under the Retirement Savings Plan cannot be assigned to anyone else, either voluntarily or by legal action. It is payable to you alone during your lifetime and to your beneficiary upon your death.

     However, if you become divorced or separated, court orders, known as Qualified Domestic Relations Orders, could require that a portion of your vested account balance be paid to someone else (for example, your spouse or children). Contact the Human Resources Department if your personal circumstances change and if there is a likelihood that your benefit under the Plan may be affected. To make this process easier for you and your legal counsel, Tupperware can provide you with a copy of the Qualified Domestic Relations Order Policy and a sample order in advance of any final court order.


Breaks in Service

     If your employment with the Company is interrupted, you may incur a break in service.

     You incur a break in service on the day you:

     . quit and are not rehired within one year of the last day you worked.

     . are dismissed and are not rehired within one year of the last day you worked.

     .    have been on layoff for one year.

     . reach the first anniversary of an absence due to physical disability.

     . reach the first anniversary of an approved leave of absence scheduled to last less than one year if you do not return to work by the date of the first anniversary.

     . reach the first anniversary of an approved leave of absence scheduled to last more than one year and do not return to work by the day the leave of absence expires.

     Under certain circumstances, you may interrupt your employment with the Company, but your absence does not constitute a break in service. Such circumstances include:

     . a leave of absence for military duty, as long as you return to work within the time you have legal re-employment rights.

     . a leave of absence for more than one year because of a physical disability resulting from working at the Company, provided you return to work when you recover.

     . a leave of absence not to exceed two years from the date upon which a maternity or paternity leave began.


Forfeitures

     If you terminate employment before becoming fully vested in the Retirement Savings Plan, the non-vested Company
     Contributions in your account are forfeited. These contributions are used to offset future Company
     Contributions.


Re-employment

     If you terminate your employment with the Company and return to work for the Company at a future date, the following provisions apply.

     . If you are re-employed prior to incurring a break in service, your participation in the Plan resumes on the first day of the month following or coincident with your date of re-employment.

     . If you are re-employed after a break in service, your participation in the Plan resumes on the first day of the month following or coincident with your date of re-employment provided:

          1. you were either partially vested or fully vested at the time of your termination, or

          2. your break in service is shorter than the greater of five years or your previous years of service.

     . If you do not meet the above requirements, you will be treated as a new associate for purposes of participating in this Plan.

     . If you are re-employed prior to incurring a break in service, or if your break in service is shorter than five years, any non-vested Company Contributions in your account that were forfeited when you terminated employment will be restored to your account.


Top-Heavy Provisions

     As required by law, alternate provisions take effect if the Retirement Savings Plan becomes top-heavy. The Plan will be considered top-heavy if 60 percent of benefits are payable to key employees. In general, key employees include officers of Tupperware Corporation.

     Should the Plan become top-heavy, non-key employees will be fully vested after three years of service. The minimum benefit that you receive is equal to 3% of your pay or the percentage of pay allocated to key employees, whichever is less.

    If the Plan becomes top-heavy, you will be notified.

ADMINISTRATIVE INFORMATION


Plan Document

     This is a summary of the Tupperware Corporation Retirement Savings Plan. It provides an overall view of the major features of the Plan. Any inconsistencies between this summary and the Plan document are governed by the Plan document.

     If you have any questions about the Plan, please contact your Benefits Representative.


Plan Changes or Termination

     Although Tupperware Corporation intends to continue the Retirement Savings Plan, the Company reserves the right to amend or terminate the Plan at any time. You will be properly notified of any changes, and all changes will be subject to the Plan provisions and applicable laws.

     If the Plan is terminated, you have a fully vested or non-forfeitable right to your account balance if you are actively employed on that date, regardless of the number of your years of service.

GENERAL PLAN INFORMATION


Employer/Plan Sponsor

     Tupperware Corporation
     14901 South Orange Blossom Trail
     Orlando, FL 32837
     (407) 826-5050


Plan Sponsor/Employer Identification Number

     36-4062333


Plan Administrator

     Management Committee for Employee Benefits
     Tupperware Corporation
     14901 South Orange Blossom Trail
     Orlando, FL 32837
     (407) 826-5050


Plan Administrator Identification Number

     59-3380262


Plan Number

     002 - Defined Contribution Savings Plan


Type of Administration

     The Plan Sponsor administers the Plan and maintains the Plan's records. The Plan may rely on other professional service providers to assist in Plan administration .

Plan Trustee/Trust Name

     Bankers Trust Company
     Bankers Trust Plaza
     280 Park Avenue
     New York, NY 10015
     The Tupperware Corporation Defined Contribution Trust.


Agent for Service of Legal Process

     Chairman, Management Committee for Employee Benefits
     Tupperware Corporation
     14901 South Orange Blossom Trail
     Orlando, FL 32837
     (407) 826-5050

     Service of legal process may also be made upon the Plan
     Trustee.


Plan Year

     Plan records are kept on a calendar-year basis from January 1 to December 31.


Administrative Committee

     The Management Committee for Employee Benefits at Tupperware
     Corporation appoints an Administrative Committee to administer the day-to-day operations of the Plan. The
     Administrative Committee interprets Plan provisions and ensures that the Plan operates on a fair and equal basis for all associates.

APPEALS PROCEDURE


     Your benefit plans are designed and administered to respond when you submit a claim for a benefit. If there are problems or delays, here is the procedure for appeals:

     . After you file your claim for a benefit, you will receive written notice within 90 days whether or not any benefits will be paid on your claim.

     . If more than 90 days is required to examine your claim for a benefit, you are informed in writing during that first 90 days. The time needed to examine your claim may only extend up to an additional 90 days.

     . You will receive a written explanation if your claim is denied.

     . If you do not agree with the denial, you have 90 days from the day you received written notice of the denial to make a written appeal.

     .    You must submit your appeal in writing to the Human
          Resources Department for a complete and fair review by the Plan's Administrative Committee.

     . You should receive a written decision on your appeal within 60 days. If the decision will take longer, you will be notified. No more than 120 days may be taken to review your appeal.

ERISA RIGHTS


     Usually, you receive written notice about your claim within 60 days from the time you submit your claim. Unusual or difficult claims may require more time to process. If a claim is denied, and you do not understand the reason, ask your Benefits representative to explain.

     If you do not agree with the denial, you have the right to appeal in accordance with the Employee Retirement Income
     Security Act of 1974 (ERISA). Please refer to the Appeals
     Procedure section on page 38.

     ERISA was signed into law to protect your rights under employee benefits programs. The law does not require any company to provide benefits, but ERISA sets standards for any benefits a company offers.

     It is your right to know as much as possible about your benefits. This description of your ERISA rights is one way to keep you informed.

     As a participant of the Plan, you are entitled to certain rights and protections. ERISA entitles you to:

     . Examine, without charge, at the Plan Administrator's office and at other locations (work sites), all plan documents, including insurance contracts and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports.

     . Obtain copies of all Plan documents and other Plan information by writing to the Plan Administrator, in care of the Benefits Department, Tupperware
          Corporation, 14901 South Orange Blossom Trail, Orlando,
          FL 32837. The Plan Administrator may charge a reasonable fee for the copies.

     . Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of a plan. The people who operate your Plan, called fiduciaries, have the duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

     No one, including your employer or any other person, may fire you or otherwise discriminate against you, in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for denial. You have the right to have the Plan Administrator review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

     The court decides who pays court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees.

     If you have any questions about this statement or your rights under ERISA, you should contact the nearest Area
     Office of the U.S. Labor Management Services Administration,
     Department of Labor.